Exhibit 99.1

WVT HIRES DUANE ALBRO AS PRESIDENT & CEO

(Warwick, NY, April 23, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company entered into an employment agreement on April 20, 2007 with Duane W. Albro, age 60, who has been hired as President & Chief Executive Officer.

Mr. Albro has 35 years of telecommunications experience. Starting out as a service technician in 1966 for New York Telephone, he progressed to the level of Group Vice President for NYNEX and Bell Atlantic. From 1997 to 2000, he was in charge of all New York operations as the designated Operations Vice President. Since then he has worked as an industry and investment consultant, was President and CEO of Refinish, a Fort Worth, Texas, cell phone recycling company from 2005 to 2007, was Operations Vice President for Cablevision Systems Corporation in 2002 and 2003, and from 2001 to 2002 he was President of Net2000 Communications, a competitive local exchange carrier (CLEC) providing services to business customers.

“Duane Albro has what Warwick Valley needs: deep telecom background, thorough knowledge of the competitive situation, demonstrated leadership skills, and New York roots,” said Tom Gray, Interim President and CEO. “In addition, his compensation has strong pay-for-performance elements, with incentives tied to stock price performance, operating income performance, and implementation of the Company’s Strategic Plan.”

“Warwick Valley Telephone Company has strong community ties and a rich history of providing innovative offerings,” said Albro, “and I look forward to helping the team develop new and enhanced services for Warwick’s loyal customers and expanding on opportunities to increase shareholder value.”

Contact:	Warwick Valley Telephone Co. Thomas H. Gray Interim President & Chief Executive Officer (845) 986-8080